Exhibit 10.3

AMENDED AND RESTATED
MANAGEMENT AGREEMENT

by and among

Colony Credit Real Estate, Inc.,

Credit RE Operating Company, LLC

and

CLNC Manager, LLC

This AMENDED AND RESTATED MANAGEMENT AGREEMENT, effective November 6, 2019, is made and entered into by and among Colony Credit Real Estate, Inc., a Maryland corporation (the “Company”), Credit RE Operating Company, LLC, a Delaware limited liability company (“Operating Company”), and CLNC Manager, LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Company was formed as a corporation and intends to elect to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”);
WHEREAS, Operating Company is a Subsidiary of the Company; and
WHEREAS, the Company, Operating Company and the Manager entered into that certain management agreement (the “Original Management Agreement”), effective January 31, 2018 (the “Effective Date”), pursuant to which the Manager provided certain management and advisory services as set forth therein;
WHEREAS, the Company, Operating Company and the Manager desire to amend and restate the Original Management Agreement, pursuant to which the Manager shall provide certain management and advisory services on the terms and conditions hereinafter set forth, and the Manager desires to continue to provide such services upon the terms and conditions hereof.
NOW, THEREFORE, for the mutual promises made herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.Definitions.
(a)    The following terms have the following meanings assigned to them:
“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner, managing member, control person or employee of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer, general partner, managing member or control person.
“Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.
“Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of ninety (90) days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law; provided that the same shall not have been vacated, set aside or stayed within such ninety (90)-day period or (iv) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.
“Base Management Fee” means a fee equal to one and one-half percent (1.50%) of Stockholders’ Equity per annum, calculated and payable quarterly in arrears in cash.
“Board of Directors” means the Board of Directors of the Company.
“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.
“Business Opportunity” shall have the meaning set forth in Section 3(b) of this Agreement.
“Claim” shall have the meaning set forth in Section 13(d) of this Agreement.
“Code” shall have the meaning set forth in the recitals of this Agreement.
“Common Equity” means:
(i)    the sum of:

(a)
the net proceeds received by the Company (or, without duplication, the Company’s direct Subsidiaries, such as Operating Company) from all issuances of Common Stock or such Subsidiaries’ common equity securities since inception (allocated on a pro rata daily basis for such issuances during the calendar quarter of any such issuance); plus

(b)	cumulative Core Earnings from and after the Effective Date to the end of the most recently completed calendar quarter,
(ii)    less:

(a)
any distributions to the Company’s common stockholders (or owners of common equity of the Company’s direct Subsidiaries, such as Operating Company) (other than the Company or any of such Subsidiaries);

(b)	any amount that the Company or any of the Company’s direct Subsidiaries (such as Operating Company) has paid to repurchase for cash the Common Stock or common equity securities of such Subsidiaries since the Effective Date; and

(c)	any Incentive Fee paid to the Manager following the Effective Date.
With respect to that portion of the period from and after the Effective Date that is used in the calculation of the Incentive Fee, all items in the foregoing calculation (other than clause (i)(b)) shall be calculated on a daily weighted average basis. For the avoidance of doubt, Common Equity shall include any restricted shares of Common Stock or common equity of the Company’s direct Subsidiaries (such as Operating Company) and any other shares of Common Stock or common equity of such Subsidiaries underlying awards granted under one or more of the Company’s or such Subsidiaries’ equity incentive plans. The amount of net proceeds received shall be subject to the determination of the Board of Directors to the extent such proceeds are other than cash.
“Common Stock” means the common stock, par value $0.01, of the Company.
“Company” shall have the meaning set forth in the preamble of this Agreement.
“Company Account” shall have the meaning set forth in Section 5 of this Agreement.
“Company Covered Person” shall have the meaning set forth in Section 13(c) of this Agreement.
“Company Parties” means the Company, Operating Company and any other Subsidiaries.
“Confidential Information” shall have the meaning set forth in Section 6(b) of this Agreement.
“Constellation” means Colony Capital, Inc., a Maryland corporation, or its successor(s).
“Core Earnings” means the net income (loss) attributable to the common stockholders of the Company or, without duplication, owners of common equity of the Company’s direct Subsidiaries (such as Operating Company), computed in accordance with GAAP, and excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, if any, including the initial underwriting discounts and commissions, (iii) the Incentive Fee, (iv) acquisition costs from successful acquisitions, (v) depreciation and amortization, (vi) any unrealized gains or losses or other similar non-cash items that are included in net income for the current quarter, regardless of whether such items are included in other comprehensive income or loss, or in net income, (vii) one-time events pursuant to changes in GAAP and (viii) certain material non-cash income or expense items that in the judgment of management should not be included in Core Earnings. For (a) unrealized provisions for loan losses and real estate impairments and (b) clauses (vii) and (viii), such exclusions shall only be applied after (x) discussions between the Manager and the Independent Directors and (y) approval by a majority of the Independent Directors.
“Effective Date” shall have the meaning set forth in the recitals of this Agreement.

“Effective Termination Date” shall have the meaning set forth in Section 14(a) of this Agreement.
“Excess Funds” shall have the meaning set forth in Section 2(l) of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expenses” shall have the meaning set forth in Section 11(a) of this Agreement.
“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.
“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation or certificate of formation and the limited liability company agreement or operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.
“Incentive Fee” means the incentive management fee calculated and payable with respect to each calendar quarter (or part thereof) that this Agreement is in effect in arrears in an amount, not less than zero, equal to the difference between:
(i)    the product of (a) twenty percent (20%) and (b) the difference between (1) Core Earnings for the most recent twelve (12)-month period (or if the Effective Date is less than twelve (12) months earlier, since the Effective Date), including the current quarter, and (2) the product of (A) the Common Equity in the most recent twelve (12)-month period (or if the Effective Date is less than twelve (12) months earlier, since the Effective Date), including the current quarter, and (B) seven percent (7%) per annum, and
(ii)    the sum of any Incentive Fee paid to the Manager with respect to the first three (3) calendar quarters of the most recent twelve (12)-month period (or if the Effective Date is less than twelve (12) months earlier, since the Effective Date);
provided, however, that no Incentive Fee shall be payable with respect to any calendar quarter unless Core Earnings is greater than zero for the most recently completed twelve (12) calendar quarters (or if the Effective Date is less than twelve (12) calendar quarters earlier, since the Effective Date).
For purposes of calculating the Incentive Fee prior to the completion of a twelve (12)-month period during the term of this Agreement, Core Earnings shall be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis.
If the Effective Termination Date does not correspond to the end of a calendar quarter, the Manager’s Incentive Fee shall be calculated for the period beginning on the day after the end of the calendar quarter immediately preceding the Effective Termination Date and ending on the Effective

Termination Date, which Incentive Fee shall be calculated using Core Earnings for the twelve (12)-month period ending on the Effective Termination Date.
“Indemnified Party” shall have the meaning set forth in Section 13(c) of this Agreement.
“Indemnifying Party” shall have the meaning set forth in Section 13(d) of this Agreement.
“Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and the rules of the applicable National Securities Exchange on which the Common Stock is listed.
“Initial Public Offering” means the Company’s sale of Common Stock to the public through underwriters pursuant to the Company’s Registration Statement on Form S-11.
“Initial Term” shall have the meaning set forth in Section 14(a) of this Agreement.
“Investment Allocation Policy” means the investment allocation policy and procedures of Colony Capital Investment Advisors, LLC, a registered investment advisor and an Affiliate of the Manager, in effect from time to time, with respect to the allocation of investment opportunities among the Company and one or more of its clients (as the same may be amended, updated or revised from time to time).
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investment Guidelines” shall have the meaning set forth in Section 2(b)(i) of this Agreement.
“Investments” means the investments of the Company and the Subsidiaries.
“Losses” shall have the meaning set forth in Section 13(b) of this Agreement.
“Majority-Owned Affiliate” means an Affiliate of a Person (i) that is directly or indirectly controlled by such Person and (ii) in which such Person directly or indirectly owns securities representing more than fifty percent (50%) of the outstanding securities of any class of voting securities of such Affiliate.
“Manager” shall have the meaning set forth in the preamble of this Agreement.
“Manager Covered Person” shall have the meaning set forth in Section 13(b) of this Agreement.
“Monitoring Services” shall have the meaning set forth in Section 2(b) of this Agreement.

“National Securities Exchange” means any national securities exchange or nationally recognized automated quotation system on which the shares of the Common Stock of the Company are listed, traded, exchanged or quoted.
“Notice of Proposal to Negotiate” shall have the meaning set forth in Section 14(a) of this Agreement.
“Operating Company” shall have the meaning set forth in the preamble of this Agreement.
“Original Management Agreement” shall have the meaning set forth in the recitals of this Agreement.
“Other Constellation Funds” means, collectively, any other investment funds, vehicles, accounts, products and/or other similar arrangements sponsored, branded, advised and/or managed by Constellation or any of its Affiliates, whether currently in existence or subsequently established, in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, co-investment vehicles and other entities formed in connection with Constellation’s side-by-side or additional general partner investments with respect thereto.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Portfolio Management Services” shall have the meaning set forth in Section 2(b) of this Agreement.
“Protected Opportunity” shall have the meaning set forth in Section 3(b)(ii) of this Agreement.
“REIT” shall have the meaning set forth in the recitals of this Agreement.
“Renewal Term” shall have the meaning set forth in Section 14(a) of this Agreement.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Stockholders’ Equity” means:
(i)    the sum of:

(a)
the net proceeds received by the Company (or, without duplication, the Company’s direct Subsidiaries, such as Operating Company) from all issuances of the Company’s or such Subsidiaries’ common and preferred equity securities since inception (allocated on a pro rata daily basis for such issuances during the calendar quarter of any such issuance); plus

(b)	cumulative Core Earnings from and after the Effective Date to the end of the most recently completed calendar quarter,
(ii)    less:

(a)
any distributions to the Company’s common stockholders (or owners of common equity of the Company’s direct Subsidiaries, such as Operating Company) (other than the Company or any of such Subsidiaries);

(b)
any amount that the Company or any of the Company’s direct Subsidiaries (such as Operating Company) has paid to (1) repurchase for cash the Common Stock or common equity securities of such Subsidiaries or (2) repurchase or redeem for cash preferred equity securities of the Company or such Subsidiaries, in each case since the Effective Date; and

(c)	any Incentive Fee paid to the Manager following the Effective Date.
With respect to that portion of the period from and after the Effective Date that is used in the calculation of the Base Management Fee, all items in the foregoing calculation (other than clause (i)(b)) shall be calculated on a daily weighted average basis. For the avoidance of doubt, Stockholders’ Equity shall include any restricted shares of Common Stock or common equity of the Company’s direct Subsidiaries (such as Operating Company) and any other shares of Common Stock or common equity of such Subsidiaries underlying awards granted under one or more of the Company’s or such Subsidiaries’ equity incentive plans. The amount of net proceeds received shall be subject to the determination of the Board of Directors to the extent such proceeds are other than cash.
“Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization of which: (i) the Company or any other subsidiary of the Company is a general partner or managing member; or (ii) voting power to elect a majority of the board of directors, trustees or others performing similar functions with respect to such entity or organization is held by the Company or by any one or more of the Company’s subsidiaries.
“Termination Fee” shall have the meaning set forth in Section 14(b) of this Agreement.
“Termination Notice” shall have the meaning set forth in Section 14(a) of this Agreement.
“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.

(b)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.
(c)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation”, unless such phrase otherwise appears.
Section 2.    Appointment and Duties of the Manager.
(a)    The Company, Operating Company and each of the other Subsidiaries hereby appoint the Manager to manage the assets and the day-to-day operations of the Company, Operating Company and the other Subsidiaries subject to the terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, except where a higher standard of care is specified in this Agreement, in which case such higher standard of care shall apply.
The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.
(b)    The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision and direction of the Board of Directors, and the Manager will have only such functions and authority as the Company may delegate to it, including the functions and authority identified herein and delegated to the Manager hereby. Without limiting the power and authority granted to the Manager pursuant to Section 2(c), the Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including:
(i)    serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the investment guidelines and other parameters for the Investments, financing activities and operations, which review shall occur no less often than annually, any modification to which shall be approved by a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified, supplemented or waived with such approval, the “Investment Guidelines”);
(ii)    identifying, investigating, analyzing and selecting possible investment opportunities and acquiring, negotiating, monitoring, financing, retaining, selling, restructuring or disposing of Investments consistent in all material respects with the Investment Guidelines;

(iii)    with respect to prospective purchases, sales or exchanges of Investments, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers, trustees, primary dealers, custodians and brokers and, if applicable, their respective agents and representatives;
(iv)    negotiating and entering into, on behalf of the Company and the Subsidiaries, bank credit facilities, repurchase agreements, interest rate swap agreements, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and other agreements and instruments required for the Company and the Subsidiaries to conduct their business;
(v)    engaging and supervising, on behalf of the Company and the Subsidiaries and at the expense of Operating Company or its designee(s), independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s and the Subsidiaries’ operations or Investments (or potential investments);
(vi)    advising on, preparing, negotiating and entering into, on behalf of the Company and the Subsidiaries, applications and agreements relating to programs established by the U.S. Government and/or any agencies thereunder;
(vii)    coordinating and managing operations of any joint venture or co-investment interests held by the Company and the Subsidiaries and conducting all matters with the joint venture or co-investment partners;
(viii)    providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries, including office space for any persons who are employed directly by the Company or its Subsidiaries and who are not simultaneously employed by the Manager or any of its Affiliates;
(ix)    administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including the services in respect of any equity incentive plans, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;
(x)    communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;
(xi)    counseling the Company in connection with policy decisions to be made by the Board of Directors;
(xii)    evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as modified from time to time, while maintaining the Company’s qualification as a REIT and within the Investment Guidelines;
(xiii)    counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify as a REIT for tax purposes;
(xiv)    counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;
(xv)    furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager and its Affiliates;
(xvi)    monitoring the operating performance of Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
(xvii)    investing and reinvesting on behalf of the Company and the Subsidiaries any money and securities of the Company and the Subsidiaries (including investing in short-term Investments pending investment in other Investments, payment of fees, costs and expenses and payment of dividends or other distributions to stockholders, members and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;
(xviii)    causing the Company and the Subsidiaries to retain qualified accountants, tax professionals and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, domestic taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;
(xix)    assisting the Company and the Subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
(xx)    assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them with respect to their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the applicable National Securities Exchange on which the Common Stock is listed;
(xxi)    assisting the Company and the Subsidiaries in taking all necessary actions to enable them to make required tax filings and reports, including soliciting stockholders for all information required by the provisions of the Code and Treasury Regulations applicable to REITs;
(xxii)    placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations on behalf of the Company and the Subsidiaries, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);
(xxiii)    handling and resolving on behalf of the Company and the Subsidiaries all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such reasonable limitations or parameters as may be imposed from time to time by the Board of Directors;
(xxiv)    using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;
(xxv)    advising the Company and the Subsidiaries with respect to and structuring (1) long-term financing vehicles for their portfolio of assets and (2) the offering and selling of securities publicly or privately in connection with any such structured financing;
(xxvi)    serving as the Company’s and the Subsidiaries’ consultant with respect to decisions regarding any financings, hedging activities or borrowings undertaken by the Company and/or the Subsidiaries, including (1) assisting the Company and/or the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to the Company’s and the Subsidiaries’ investment objectives, and (2) advising the Company and the Subsidiaries with respect to obtaining appropriate financing for the Investments;
(xxvii)    arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s and the Subsidiaries’ business; and
(xxviii)     performing such other services as may be required from time to time for the management of, and other activities relating to, the assets, business and operations of the Company and the Subsidiaries as the Board of Directors shall reasonably request or as the Manager shall deem appropriate under the particular circumstances.
Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Investments. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other investment opportunities in connection with, assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s and the Subsidiaries’ portfolio of assets; acting as a liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between servicer providers of the assets and the Company and the Subsidiaries; reviewing servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.
(c)    For the period and on the terms and conditions set forth in this Agreement, the Company, Operating Company and each of the other Subsidiaries hereby constitutes, appoints and authorizes the Manager, and any officer of the Manager acting on its behalf from time to time, as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such finance agreements and arrangements and securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements, “to be announced” forward contracts, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and such other certificates, agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest. In performing such services, as an agent of the Company, Operating Company and each of the other Subsidiaries, the Manager shall have the right to exercise all powers and authority that are reasonably necessary and customary to perform its obligations under this Agreement, including the following powers, subject in each case to the terms and conditions of this Agreement, including the Investment Guidelines:
(i)    to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, any Investment at public or private sale;
(ii)    to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber investments and enter into agreements in connection therewith, including repurchase agreements, master repurchase agreements, International Swap Dealer Association swap, caps and other agreements and annexes thereto and other futures and forward agreements;
(iii)    to purchase, take and hold Investments subject to mortgages or other liens;
(iv)    to extend the time of payment of any liens or encumbrances that may at any time be encumbrances upon any Investment, irrespective of by whom the same were made;
(v)    to foreclose, to reduce the rate of interest on, and to consent to the modification and extension of the maturity or other terms of any Investments, or to accept a deed in lieu of foreclosure;
(vi)    to join in a voluntary partition of any investment;
(vii)    to cause to be demolished any structures on any real estate Investment;
(viii)    to cause renovations and capital improvements to be made to any real estate Investment;
(ix)    to abandon any real estate Investment deemed to be worthless;
(x)    to enter into joint ventures or otherwise participate in investment vehicles investing in Investments;
(xi)    to cause any real estate Investment to be leased, operated, developed, constructed or exploited;
(xii)    to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area;
(xiii)    to cause any property to be maintained in good state of repair and upkeep; and to pay the taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance;

(xiv)    to use the personnel and resources of its Affiliates in performing the services specified in this Agreement; and
(xv)    to take any and all other actions as are necessary or appropriate in connection with the Investments.
The Manager shall be authorized to represent to third parties that it has the power to perform the actions that it is authorized to perform under this Agreement.
(d)    The Manager may enter into agreements with other parties, including its Affiliates (in accordance with Section 11(a)), for the purpose of engaging one or more parties for and on behalf of the Company and the Subsidiaries, and, except as otherwise agreed, at the sole cost and expense of Operating Company or its designee(s), to provide credit analysis, risk management services, asset management and/or other services to the Company and the Subsidiaries (including Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms that are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided that, with respect to Portfolio Management Services, the Manager shall remain liable for the performance of such Portfolio Management Services.
(e)    To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, and at the sole cost and expense of the Manager, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager, in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any agreements relating to such sub-advisory services shall (i) be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries and (ii) not result in an increased Base Management Fee or additional expenses payable hereunder.
(f)    The Manager may designate, engage and retain, for and on behalf of the Company and the Subsidiaries and, at the sole cost and expense of Operating Company or its designee(s), such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, investment banks, financial advisors, tax advisors, due diligence firms, engineers, banks and other lenders and other professionals, consultants and service providers as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries, which may include Affiliates of the Manager (in accordance with Section 11(a)).
(g)    As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of Operating Company or its designee(s), prepare, or cause to be prepared, with respect to any Investment, reports regarding the operating and asset performance and other information reasonably requested by the Company.
(h)    The Manager shall prepare, or cause to be prepared, at the sole cost and expense of Operating Company or its designee(s), all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, including the SEC, and shall prepare, or cause to be prepared, at the sole cost and expense of Operating Company or its designee(s), all materials and data necessary to complete such reports and other materials, including an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.
(i)    The Manager shall prepare, or cause to be prepared, at the sole cost and expense of Operating Company or its designee(s), regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and other policies approved by the Board of Directors.
(j)    If requested by the Company, the Manager shall provide, or cause to be provided, at the sole cost and expense of Operating Company or its designee(s), such internal audit, compliance and control services as may be required for the Company and the Subsidiaries to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations) and the rules and requirements of the applicable National Securities Exchange on which the Common Stock is listed and as otherwise reasonably requested by the Company or the Board of Directors from time to time.
(k)    Each year, the Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Operating Company or its designee(s), an annual operating budget of the Company, which shall be subject to the approval of the Board of Directors. In addition, any material changes to such annual operating budget shall be subject to the approval of the Board of Directors.
(l)    Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional money is proven by the Company to have been required as a direct result of the Manager’s acts or omissions that result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by Operating Company or its designee(s) pursuant to Section 11 in excess of that contained in any applicable Company Account or otherwise made available by Operating Company or its designee(s) to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 14(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.
(m)    In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other service providers) hired by the Manager at Operating Company’s or Operating Company’s designee(s)’s sole cost and expense.
Section 3.    Devotion of Time; Additional Activities of the Manager; Allocation of Investment Opportunities; Non-Solicitation; Restrictions.

(a)    The Manager and its Affiliates will provide the Company and the Subsidiaries with a management team, including a chief executive officer, president and chief financial officer (provided that each such executive officer shall be satisfactory to and approved by the Board of Directors), along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company and the Subsidiaries hereunder, the members of which team shall devote such portion of their time to the management of the Company and the Subsidiaries as is necessary and appropriate to enable the Company to operate its business, commensurate with the Company’s level of activity. None of the officers or employees of the Manager will be dedicated exclusively to the Company and the Subsidiaries. The Manager and Constellation shall provide reasonable access to their respective investment professionals in order to support the day-to-day operations of the Company.
(b)    Subject to the terms of the Investment Allocation Policy, none of Constellation or any of its Affiliates, including the Manager, or any of its or their officers, directors, employees or personnel, shall have any duty to refrain from directly or indirectly:
(i)    engaging in any business opportunity, including business opportunities in the same or similar business activities or lines of business in which the Company or any of its Affiliates may, from time to time, be engaged or propose to engage (a “Business Opportunity”), including (x) investing in, or rendering advisory services to others investing in, any type of business (including investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person are similar to those of the Company, including the sponsoring, branding, advising and/or managing of any Other Constellation Funds that employ investment objectives or strategies that overlap, in whole or in part, with the Investment Guidelines of the Company, (y) buying, selling or trading any securities or investments for their own accounts or for the account of others for whom Constellation or any of its Affiliates, including the Manager, or any of its or their officers, directors, employees or personnel may be acting, and (z) receiving fees or other compensation or profits from such activities described in this Section 3(b)(i), which shall be for Constellation’s (and/or its Affiliates’) sole benefit; or
(ii)    competing with the Company, and none of Constellation or any of its Affiliates, including the Manager, shall be liable to the Company for breach of any duty (statutory, contractual or otherwise (other than for breach by Constellation or any of its Affiliates, including the Manager, of any express restrictions on competition contained in any written contract between Constellation or any of its Affiliates, including the Manager, on the one hand, and the Company, on the other hand)) by reason of the fact Constellation or any of its Affiliates, including the Manager, engages in any such activities, and the doctrine of corporate opportunity or any similar doctrine applicable to the Company shall not apply to Constellation or any of its Affiliates, including the Manager. The Company hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Business Opportunity presented to Constellation or any of its Affiliates, including the Manager, unless such Business Opportunity is offered to an Affiliate of Constellation who is a director or officer of the Company and such Business Opportunity is expressly offered to such director or officer in his or her capacity as a director or officer of the Company (a “Protected Opportunity”). Except for a Protected Opportunity, in the event that Constellation or any of its Affiliates, including the Manager, acquires knowledge of a Business Opportunity, Constellation or its applicable Affiliate, as the case may be, shall have no duty to communicate or offer such Business Opportunity to the Company or any of its Affiliates and shall not be liable to the Company by reason of the fact that Constellation or any of its Affiliates, including the Manager, pursues or acquires such Business Opportunity for itself, directs such Business Opportunity to another Person, or does not present such opportunity to the Company or its subsidiaries.
(c)    While information and recommendations supplied to the Company and the Subsidiaries shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, such information and recommendations may be different in certain material respects from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others (including, for greater certainty, the Other Constellation Funds and their investors, including Other Constellation Funds in which the Manager or its Affiliates may have a beneficial interest, as described more fully in Section 3(d)). The Manager and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) Affiliates of the Manager sponsor, brand, advise and/or manage one or more Other Constellation Funds and may in the future sponsor, brand, advise and/or manage additional Other Constellation Funds, (ii) the Manager will allocate investment opportunities that overlap with the Investment Guidelines of the Company and such Other Constellation Funds in accordance with the Investment Allocation Policy, to the extent applicable, and (iii) nothing in this Agreement shall prevent the Company and the Subsidiaries from entering into transactions that constitute co-investments with Other Constellation Funds; provided that any such transaction described in this clause (iii) is (1) permitted pursuant to the Investment Guidelines or (2) receives or has received the prior approval of the Board of Directors (including a majority of the Independent Directors). The Investment Allocation Policy may not be materially amended in any manner that is reasonably likely to be adverse to the Company, unless such amendment has been approved by a majority of the Independent Directors.
(d)    In connection with the services of the Manager hereunder, the Company acknowledges and/or agrees that (i) as part of Constellation’s regular businesses, personnel of the Manager and its Affiliates may from time-to-time work on other projects and matters (including with respect to one or more Other Constellation Funds), and that conflicts may arise with respect to the allocation of personnel between the Company and the Subsidiaries and one or more Other Constellation Funds and/or the Manager and such other Affiliates, (ii) there may be circumstances where investments that are consistent with the Company’s Investment Guidelines may be shared with or allocated to one or more Other Constellation Funds (in lieu of the Company and the Subsidiaries) in accordance with the Investment Allocation Policy, to the extent applicable, (iii) the Manager and its Affiliates may from time-to-time receive fees from portfolio entities or other issuers for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees and administrative fees and fees or advisory or asset management fees, including with respect to Other Constellation Funds and related portfolio entities, and while such fees may give rise to conflicts of interest, the Company and the Subsidiaries will not receive the benefit of any such fees, and (iv) the terms and conditions of the Governing Instruments of such Other Constellation Funds (including with respect to the economic, reporting and other rights afforded to investors in such Other Constellation Funds) are materially different from the terms and conditions applicable to the Company and the Subsidiaries and their respective equityholders, and none of the Company, the Subsidiaries or any such equityholders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in such Other Constellation Funds as a result of an investment in the Company or the Subsidiaries or otherwise.
(e)    Where investments that are consistent with the Company’s Investment Guidelines are shared with one or more Other Constellation Funds, the Manager may, but is not obligated to, aggregate sales and purchase orders of securities and other investments of the Company and the Subsidiaries with similar orders being made simultaneously for such Other Constellation Funds, if in the Manager’s judgment, such aggregation is likely to result generally in an overall economic benefit to the Company and the Subsidiaries. The determination of such economic benefit to the Company and the Subsidiaries by the Manager is subjective and represents the Manager’s evaluation that the Company and the Subsidiaries are benefited by relatively better purchase or sales prices, lower commission expenses, increased access to investment opportunities, beneficial timing of transactions or a combination of these and other factors.
(f)    Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, partners, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.
(g)    Subject to Section 2(d), the Manager is authorized, for and on behalf of the Company, and at the sole cost and expense of Operating Company or its designee(s), to employ securities dealers for the purchase and sale of Investments as the Manager deems necessary or appropriate, in its sole discretion.
(h)    The Company agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including all steps reasonably necessary to allow the Manager to make any filing or application, or provide any notice, required to be made or provided under the Securities Act, Exchange Act, Code, or other applicable law, rule or regulation, including the rules and regulations of the applicable National Securities Exchange on which the Common Stock is listed, on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company or any Subsidiary.
(i)    In the event of a termination of this Agreement by the Company pursuant to Section 14(a), for two (2) years after such termination of this Agreement, the Company and the Subsidiaries shall not, and shall cause any successor to the Manager not to, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any person who has been employed by the Manager or any of its Affiliates at any time within the two (2)-year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company, a Subsidiary or any successor to the Manager. The Company acknowledges and agrees that, in addition to any damages, the Manager may be entitled to equitable relief for any violation of this Section 3(i) by the Company, the Subsidiaries or any successor to the Manager, including injunctive relief.
Section 4.    Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Investments, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or assets of the Company and the Subsidiaries.
Section 5.    Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain as an agent on behalf of the Company, one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.
Section 6.    Records; Confidentiality.
(a)    The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours.
(b)    The Manager shall keep confidential any and all confidential, proprietary or non-public information of or concerning the performance, terms, business, operations, activities, personnel, training, finances, actual or potential investments, plans, compensation, clients or investors of the Company or the Subsidiaries, written or oral, obtained by the Manager in connection with the services rendered under this Agreement (“Confidential Information”) and shall not disclose any such Confidential Information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties, except: (i) to officers, directors, employees, agents, representatives or advisors of the Manager or its Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder or in furtherance of Constellation’s asset management or capital markets businesses; (ii) with the prior written consent of the Board of Directors; (iii) to legal counsel, accountants and other professional advisors; (iv) to appraisers, lenders or other potential financing sources, co-originators, custodians, administrators, brokers, commercial counterparties or any similar entity and others in the ordinary course of the Company’s and the Subsidiaries’ business; (v) to governmental agencies or officials having jurisdiction over the Company or any Subsidiary; (vi) in connection with (1) any governmental or regulatory filings of the Company or any Subsidiary (including any filings made by Constellation) or (2) subject to an undertaking of confidentiality, non-disclosure and non-use, disclosure or presentations to investors of the Company or Constellation; (vii) to existing or prospective investors in Other Constellation Funds and their advisors to the extent such persons reasonably request such information, subject to an undertaking of confidentiality, non-disclosure and non-use; (viii) otherwise with the consent of the Company, including pursuant to a separate agreement entered into between the Manager and/or any Other Constellation Fund and the Company; (ix) as required by law or legal process to which the Manager or any person to whom disclosure is permitted hereunder is a party; or (x) to the extent reasonably required in connection with the exercise of any remedy hereunder; provided, however, that with respect to clause (ix), it is agreed that, to the extent practicable and so long as not legally prohibited, the Manager will (w) provide the Company with written notice within a reasonable period of time of the existence, terms and circumstances surrounding the law or legal process requiring disclosure of such Confidential Information, (x) consult with the Company on the advisability of taking steps to resist or narrow such disclosure obligation, (y) if disclosure of such Confidential Information is required, furnish only such portion of the Confidential Information as the Manager is advised by counsel is legally required to be disclosed, and (z) cooperate, at the Company’s expense, with any action reasonably requested by the Company in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information that is required to be disclosed. Notwithstanding the foregoing, Confidential Information shall not include information that (A) is in the public domain at the time it is received by the Manager, (B) becomes public other than by reason of a disclosure by the Manager in breach of this Agreement, (C) was already in the possession of the Manager prior to the time it was received by the Manager from the Company or its Affiliates, (D) was obtained by the Manager from a third party and, to the Manager’s knowledge, was not disclosed in breach of an obligation of such third party not to disclose such information, or (E) was developed independently by the Manager without using or referring to any of the Confidential Information. The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one (1) year.
Section 7.    Obligations of Manager; Restrictions.
(a)    The Manager shall require each seller or transferor of Investments to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Investments.

(b)    The Manager shall refrain from any action that, in its sole judgment made in good faith:
(i)    is not in compliance with the Investment Guidelines;
(ii)    would adversely and materially affect the qualification of the Company as a REIT under the Code;
(iii)    would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from registration under the Investment Company Act; or
(iv)    would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments, code of conduct or other compliance or governance policies and procedures or those of the applicable National Securities Exchange on which the Common Stock is listed.
If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors if it is the Manager’s judgment that such action would adversely and materially affect the qualification of the Company as a REIT, the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from registration under the Investment Company Act, or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager and its officers, directors, members, managers and employees shall not be liable to the Company or any Subsidiary or to any director or stockholder of the Company or any Subsidiary for acts or omissions performed in accordance with and pursuant to this Agreement, except as provided in Section 13 of this Agreement.
(c)    The Board of Directors may periodically review the Investment Guidelines and the Company’s and the Subsidiaries’ portfolio of Investments, but is not required to review each proposed investment; provided that the Manager shall not consummate on behalf of the Company or any Subsidiary any transaction (other than a transaction that constitutes a co-investment, which is addressed in Section 3(c)(iii) above) that involves (i) the sale of any investment to, (ii) the acquisition of any investment from, (iii) investing in, (iv) merging with, (v) arranging financing from, or (vi) providing financing to, Constellation, any Other Constellation Fund or any of their Affiliates, unless such transaction (A) is on terms no more favorable to Constellation, any Other Constellation Fund or any of their Affiliates than would be obtained from a third party on an arm’s length basis and (B) has been approved by a majority of the Independent Directors. In connection with the foregoing, it is understood and/or agreed for greater certainty that, while conflicts of interests may arise from time-to-time in connection with the investment activities of the Company, Constellation and the Other Constellation Funds (including as more fully described in Sections 3(c) and 3(d) above) and the Manager will seek to resolve any such conflicts of interest in a fair and equitable manner in accordance with the Investment Allocation Policy, to the extent applicable, and its prevailing policies and procedures with respect to conflicts resolution among Other Constellation Funds generally, there can be no assurance that any such conflicts will be resolved in favor of the Company and the Subsidiaries and only those transactions set forth above shall be required to be presented for approval by the Independent Directors; provided that the foregoing shall not limit the ability of the Manager, in its discretion, to present additional matters involving the Company and/or the Subsidiaries to the Independent Directors from time-to-time for review, advice and/or approval to the extent the Manager reasonably determines that doing so is appropriate under the circumstances (including as a result of a determination that such matters give rise to material conflicts of interest that are appropriate to be reviewed and/or approved by the Independent Directors); provided further that if (x) the majority of the Independent Directors approve any matter or transaction presented for their approval despite a conflict of interest after the Manager has disclosed all material facts relating to such conflict of interest or (y) the Manager acts in a manner, or pursuant to standards or procedures, approved by a majority of the Independent Directors with respect to such conflicts of interest that arise or may arise from time to time, then the Manager shall not have any liability to the Company, the Subsidiaries or any of their respective equityholders by reason of such conflict of interest for actions in respect of such matter taken in good faith by any of them, including actions in the pursuit of their own interests. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Investment Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.
(d)    The Manager shall not consummate on behalf of the Company or any Subsidiary any offering or repurchase of the Company’s common or preferred equity securities or debt obligations unless such offering or repurchase has been authorized and/or approved by the Board of Directors or a duly constituted committee of the Board of Directors.
(e)    The Manager agrees to be bound by all policies and procedures, including the Company’s code of conduct and other compliance and governance policies and procedures, applicable to the Manager and its officers, directors, members, managers and employees that are adopted by the Board of Directors from time to time, including those required under the Exchange Act, the Securities Act, or by the applicable National Securities Exchange on which the Common Stock is listed, and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, managers and employees, and any principals, officers or employees of its Affiliates (including Constellation) who are involved in the business and affairs of the Company, to be bound by such policies and procedures to the extent applicable to such Persons.
(f)    The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.
Section 8.    Base Management Fee.
(a)    During the Initial Term and any Renewal Term, Operating Company or its designee(s) shall pay the Manager the Base Management Fee quarterly in arrears, commencing with the quarter in which the Effective Date occurs (with such initial and final payments pro-rated based on the number of days during such initial and final quarter, respectively, that this Agreement was in effect). The Base Management Fee is payable independent of the performance of the Company, any of the Subsidiaries or the Investments.
(b)    The Manager shall compute each installment of the Base Management Fee within thirty (30) days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment of the Base Management Fee shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall, subject in any event to Section 14(a) of this Agreement, be due and payable in cash no later than the date that is five (5) Business Days after the date of delivery to the Board of Directors of such computations.
(c)    The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 14(a) of this Agreement.
Section 9.    Incentive Fee.
(a)    The Incentive Fee shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which the Effective Date occurs. The Manager shall compute each quarterly installment of the Incentive Fee within forty-five (45) days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of Directors of such computations.
Section 10.    Other Compensation Matters. As a component of the Manager’s compensation, the Company or any Subsidiary may issue to the Manager or personnel of the Manager stock-based or other equity-based compensation under the Company’s or any such Subsidiary’s equity incentive plan.
Section 11.    Expenses of the Company.
(a)    Operating Company or its designee(s) shall pay all of the expenses of the Company Parties and shall reimburse the Manager for documented expenses of the Manager incurred on behalf of the Company Parties (collectively, the “Expenses”) excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 2 of this Agreement. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any services contemplated by this Agreement (including pursuant to Sections 2(d) and 2(f)) to be rendered by the Manager’s personnel or Affiliates (and Operating Company or its designee(s) shall pay or reimburse the Manager or its applicable Affiliate performing such services for the documented cost thereof); provided that such services may be provided by personnel or Affiliates of the Manager only to the extent that such costs and reimbursements are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company Parties shall be paid by Operating Company or its designee(s) and shall not be paid by the Manager or Affiliates of the Manager:
(i)    fees, costs and expenses in connection with the Initial Public Offering, if any;
(ii)    fees, costs and expenses in connection with the issuance and transaction costs incident to the Company’s and the Subsidiaries’ unconsummated investments and the acquisition, negotiation, structuring, trading, settling disposition and financing of the Company’s and the Subsidiaries’ consummated Investments, including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs, fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;
(iii)    the cost of legal, tax, accounting, consulting, auditing, finance, administrative, investment banking, capital markets and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager, which may include personnel or Affiliates of the Manager;
(iv)    the compensation and expenses of the Company’s directors (excluding those directors who are officers of the Manager) and the cost of “errors and omissions” liability insurance to indemnify the Company’s directors and officers;
(v)    interest, fees and expenses arising out of borrowings made by the Company or any Subsidiary, including costs associated with the establishment and maintenance of any of the Company’s or any Subsidiary’s credit facilities, other financing arrangements, or other indebtedness of the Company or any Subsidiary (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings;
(vi)    expenses connected with communications to holders of the Company’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any National Securities Exchange, the fees payable by the Company to any such National Securities Exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;
(vii)    technology-related expenses, including costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors, in each case that is used by the Company and/or the Subsidiaries;
(viii)    expenses incurred by managers, officers, personnel and agents of the Manager for travel solely on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or the establishment and maintenance of any of the Company’s or any Subsidiary’s securitizations or any of their securities offerings;
(ix)    costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses applicable solely to the Company or any Subsidiary;
(x)    the Company’s and the Subsidiaries’ allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) the Manager’s personnel serving as the Company’s chief financial officer, based on the percentage of his or her time spent managing the Company’s and the Subsidiaries’ affairs, and (2) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of the Manager or its Affiliates who spend all or a portion of their time managing the Company’s and the Subsidiaries’ affairs (and the Company’s and the Subsidiaries’ share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s and the Subsidiaries’ affairs);
(xi)    compensation and expenses of the Company’s custodian, transfer agent and trustee, if any;
(xii)    the cost of maintaining compliance with all U.S. federal, state and local rules and regulations or with any other regulatory agency;
(xiii)    the costs and expenses relating to ongoing regulatory compliance matters and regulatory reporting obligations relating to the Company’s and the Subsidiaries’ activities;
(xiv)    all taxes and license fees;
(xv)    all insurance costs incurred in connection with the operation of the Company’s and the Subsidiaries’ business, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;
(xvi)    costs and expenses incurred in contracting with third parties for the servicing of the assets of the Company and the Subsidiaries;

(xvii)    all other costs and expenses relating to the Company’s and the Subsidiaries’ business and investment operations, including the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;
(xviii)    expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Investments separate from the office or offices of the Manager;
(xix)    expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s or any Subsidiary’s securities, including in connection with any dividend reinvestment plan;
(xx)    the costs of any litigation or other pending or threatened proceedings (whether civil, criminal or otherwise) involving the Company or any Subsidiary or their respective assets and the amount of any judgment or settlement against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his, her or its capacity as such for which the Company or any Subsidiary is required to indemnify such Person by any court or governmental agency; and
(xxi)    all other expenses actually incurred by the Manager (except as described below) that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement;
provided, however, that with respect to expenses incurred by the Manager in connection with assets acquired by or services rendered to the Company together with any Other Constellation Funds, Operating Company or its designee(s) shall only be responsible for the Company Parties’ pro rata share of such expenses, based on the ratio of the amount of capital contributed by the Company Parties for any investment in such assets compared to the total capital invested in such assets.
(b)    Operating Company or its designee(s) will be required to pay the Company’s and the Subsidiaries’ pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the operations of the Company and the Subsidiaries. These expenses will be allocated between the Manager, on the one hand, and the Company and the Subsidiaries, on the other hand, based on the ratio of the Company’s and the Subsidiaries’ proportion of gross assets compared to all remaining gross assets managed or held by Constellation and its Affiliates, including the Manager, as calculated at each quarter end. The Manager and the Company will modify this allocation methodology, subject to the Independent Directors’ approval, if the allocation becomes inequitable (i.e., if the Company and the Subsidiaries become highly leveraged compared to Constellation or the Other Constellation Funds). Operating Company or its designee(s) will also be required to pay the rent for office space and other office, internal and overhead expenses incurred by persons who are employed directly by the Company or the Subsidiaries and who are not simultaneously employed by the Manager or any of its Affiliates.

(c)    The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to constitute a waiver of reimbursement for similar expenses in future periods.
(d)    The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
Section 12.    Calculations of Expenses. The Manager shall prepare a written statement documenting in reasonable detail the Expenses during each calendar quarter, and shall use commercially reasonable efforts to deliver such statement to the Company within thirty (30) days after the end of each calendar quarter (subject to reasonable delays resulting from delays in the receipt of information). Expenses shall be reimbursed by Operating Company or its designee(s) to the Manager no later than the fifteenth (15th) Business Day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries from the Manager. The provisions of this Section 12 shall survive the expiration or earlier termination of this Agreement.
Section 13.    Limits of the Manager’s Responsibility; Indemnification.
(a)    The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. To the fullest extent permitted by law, the Manager and its Affiliates, including their respective directors, members, officers, managers, employees, trustees, control persons, partners, stockholders and equityholders, will not be liable to the Company, any Subsidiary, the Board of Directors, the Company’s stockholders or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person (including trade errors that may result from ordinary negligence, including errors in the investment decision making process or in the trade process), performed in accordance with and pursuant to this Agreement, whether by or through attempted piercing of the corporate veil, principles of fiduciary duty and agency, by or through a claim, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, except by reason of acts or omission constituting gross negligence, fraud, willful misconduct, bad faith or reckless disregard of the Manager’s duties under this Agreement.
(b)    The Company, to the fullest extent permitted by law, shall indemnify and hold harmless the Manager, its Affiliates and the Manager’s and its Affiliates’ respective officers, directors, members, managers, employees, stockholders, partners, trustees, control persons and equityholders (each a “Manager Covered Person”) from and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred (collectively, “Losses”), in respect of, arising out of or in connection with the business and operations of the Company or any Subsidiary or any action taken or omitted by any such Manager Covered Person in good faith by or on behalf of the Company or any Subsidiary pursuant to authority granted by this Agreement, except where found by a court of competent jurisdiction to be attributable to the gross negligence, fraud, willful misconduct or bad faith of any such Manager Covered Person or the reckless disregard by such Manager Covered Person of their duties under this Agreement. In the event that any Manager Covered Person becomes involved in any capacity in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with the Manager’s duties hereunder, the Company will periodically reimburse such Manager Covered Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that prior to any such advancement of expenses (i) such Manager Covered Person shall provide the Company with an undertaking to promptly repay to the Company the amount of any such expenses paid to it if it shall ultimately be determined that such Manager Covered Person is not entitled to be indemnified by the Company as herein provided in connection with such suit, action, proceeding or investigation, and (ii) such Manager Covered Person shall provide the Company with a written affirmation that such Manager Covered Person in good faith believes that it has met the standard of conduct necessary for indemnification hereunder; provided, further, however, that the failure for any reason of the Company to advance funds to any Manager Covered Person shall in no way affect such Manager Covered Person’s right to reimbursement of such costs if it is ultimately determined that such Manager Covered Person was entitled to indemnification pursuant to the terms hereof.
(c)    The Manager, to the fullest extent permitted by law, shall indemnify and hold harmless the Company, Operating Company and any other Subsidiary, including their respective officers, directors, members, managers, employees, stockholders, partners, trustees, control persons and equityholders (each, a “Company Covered Person”; a Manager Covered Person and a Company Covered Person are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of, arising out of or in connection with (i) any action taken or omitted by the Manager that is found by a court of competent jurisdiction to constitute gross negligence, fraud, willful misconduct, bad faith or reckless disregard of the Manager’s duties under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.
(d)    An Indemnified Party will promptly notify the party from whom indemnification is sought pursuant to Section 13(b) or 13(c), as applicable (the “Indemnifying Party”), of the occurrence of any action, claim, suit, proceeding or investigation (a “Claim”) likely to result in an indemnification request pursuant hereto and shall describe the nature of the Claim; provided, however, that any failure by such Indemnified Party to notify the Indemnifying Party will not relieve the Indemnifying Party from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party’s ability to eliminate or reduce any liability or the defense of such action. Each Indemnified Party hereby undertakes, and the Indemnifying Party hereby accepts each Indemnified Party’s undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. The Indemnifying Party will be entitled to take control, at its own cost, in the defense of said Claim, including the selection of counsel, in the Indemnifying Party’s sole discretion. In such a case, the Indemnified Party shall provide the Indemnifying Party with all necessary information and shall consult with the Indemnified Party on the conduct of its defense. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such third-party claim, and the use of reasonable efforts to make employees available to provide additional information and explanation of any material provided hereunder. Should the Indemnifying Party so elect to assume the defense of a third-party claim, the Indemnifying Party will not be liable to any Indemnified Party for legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless the third-party claim involves potential conflicts of interest between the Indemnified Party and the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. No Indemnified Party shall settle, compromise or consent to the entry of a judgment with respect to any pending or threatened Claim in respect of which indemnification can be sought under this Agreement without the Indemnifying Party’s prior written consent, in its sole discretion. The Indemnifying Party shall accept no liability or settlement in the context of Claims the consequences of which would be likely to give rise to indemnification pursuant hereto, without the prior written consent of the applicable Indemnified Party, unless such settlement agreement includes a full and unreserved clause of exclusion of liability of any Indemnified Party in the context of such dispute.
(e)    Notwithstanding any provision of this Section 13 to the contrary, to the fullest extent permitted by law, (i) each Indemnified Party must use commercially reasonable efforts to pursue all other sources of indemnification, advancement, insurance and contribution it has against third parties, including portfolio companies (or any legal entity in which the Indemnifying Party holds an investment), with respect to the amounts to which it is entitled under this Section 13, (ii) any such third party, including any portfolio company (or any other legal entity in which the Indemnifying Party holds an investment), shall be the indemnitor of first resort and any obligation of the Indemnifying Party to provide payments under this Section 13 for amounts to which an Indemnified Party is entitled are secondary, (iii) if the Indemnifying Party pays or causes to be paid any amounts under this Section 13 that should have been paid by a third party, including any portfolio company (or any legal entity in which the Indemnifying Party holds an investment), then (A) the Indemnifying Party shall be fully subrogated to the rights of such Indemnified Party with respect to such payment, (B) such Indemnified Party shall assign to the Indemnifying Party all of such Indemnified Party’s rights to advancement, indemnification and contribution from or with respect to such third party, including any portfolio company (or any legal entity in which the Indemnifying Party holds an investment), and (C) such Indemnified Party shall cooperate with the Indemnifying Party (at the expense of the Indemnifying Party) in its efforts to recover such payments through indemnification or otherwise, including filing a claim against such third party in the name of the Indemnified Party, (iv) the Indemnified Party will not agree to subordinate or otherwise compromise or release indemnity from a third party, including any portfolio company (or any legal entity in which the Indemnifying Party holds an investment) and (v) in the event the Indemnifying Party has previously provided separate indemnification or advancement in connection therewith, the Indemnified Party shall reimburse the Indemnifying Party with any subsequent proceeds it receives from such third parties, including portfolio companies (or other legal entities in which the Indemnifying Party holds an investment). The intent of this Section 13(e) is to set forth the relative responsibilities of the Indemnifying Party and other third parties, including portfolio companies (or other legal entities in which the Indemnifying Party holds an investment), who have overlapping indemnity, advancement or contribution obligations to an Indemnified Party. Nothing in this Section 13(e) is intended to diminish the indemnification and advancement rights given by the Indemnifying Party to an Indemnified Party, including the right to receive prompt payment of valid indemnification and advancement claims if any third party is unwilling or unable to do so promptly.
(f)    The provisions of this Section 13 shall survive the expiration or earlier termination of this Agreement.
Section 14.    Term; Termination.
(a)    Until this Agreement is terminated in accordance with its terms, this Agreement shall continue in operation until the third (3rd) anniversary of the Effective Date (the “Initial Term”) and shall be automatically renewed for a one (1)-year term on each anniversary date thereafter (a “Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with this Section 14(a) or Section 14(c), respectively. The Company may elect not to renew this Agreement upon the expiration of the Initial Term or any Renewal Term by providing at least one hundred eighty (180) days’ prior written notice to the Manager (the “Termination Notice”) only if there has been an affirmative vote of at least two-thirds of the Independent Directors that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries or (ii) the compensation payable to the Manager, in the form of Base Management Fees and Incentive Fees, or the amount thereof, is unfair to any of the Company Parties. If the Company issues the Termination Notice, the Company shall be obligated to (x) specify the reason for nonrenewal in the Termination Notice (pursuant to either clause (i) or (ii) of the immediately preceding sentence of this paragraph) and (y) pay the Manager the Termination Fee on or before the last day of the Initial Term or Renewal Term (the “Effective Termination Date”). Notwithstanding the foregoing provisions of this Section 14(a), in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than one hundred and twenty (120) days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Upon receipt by the Company of a Notice of Proposal to Negotiate, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. If the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within one hundred and twenty (120) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager shall be the revised compensation then agreed upon by the Company and the Manager. The Company, Operating Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding the same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such one hundred and twenty (120)-day period, this Agreement shall terminate, such termination to be effective on the date that is the later of (A) ten (10) days following the end of such one hundred and twenty (120)-day period and (B) the Effective Termination Date originally set forth in the Termination Notice, and Operating Company shall be obligated to pay the Manager the Termination Fee upon the effective date of termination as provided in Section 14(b) below. Nothing in this Section 14(a) shall prohibit the Company from discussing or negotiating with any Person the terms of a replacement manager and management agreement during such one hundred and twenty (120)-day period.
(b)    In recognition of the upfront effort required by the Manager to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 14(a) or Section 15(b) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three (3) times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Fee, in each case earned by the Manager during the twenty-four (24)-month period immediately preceding the most recently completed calendar quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.
(c)    No later than one hundred eighty (180) days prior to the expiration of the Initial Term or Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective upon the expiration of the Initial Term or the applicable Renewal Term following the delivery of such notice. The Company shall not be required to pay the Termination Fee to the Manager if the Manager terminates this Agreement pursuant to this Section 14(c).
(d)    In the event of a termination or non-renewal of this Agreement, the Manager shall reasonably cooperate, at the Company’s expense, with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager.
Section 15.    Termination for Cause.
(a)    The Company may terminate this Agreement at any time, including during the Initial Term, upon at least thirty (30) days’ prior written notice of termination from the Board of Directors to the Manager, without payment of any Termination Fee, if:
(i)    the Manager engages in any act or omission that constitutes gross negligence, bad faith, fraud or willful misconduct; provided, however, that if any of the actions or omissions described in this Section 15(a)(i) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary action against such person and cures the damage caused by such actions or omissions within thirty (30) days after the Manager’s receipt of written notice thereof from the Company, then the Company may not terminate this Agreement pursuant to this Section 15(a)(i);

(ii)    the Manager, its agents or its assignees breaches any material provision of this Agreement and such breach shall continue for a period of thirty (30) days after written notice thereof specifying such breach and requesting that the same be remedied in such thirty (30) day period (or forty-five (45) days after written notice of such breach if the Manager takes steps to cure such breach within thirty (30) days of the written notice);
(iii)    there is a commencement of any proceeding relating to the Bankruptcy or insolvency of the Manager or Constellation, including an order for relief in an involuntary Bankruptcy case or the authorization or filing by the Manager or Constellation of a voluntary Bankruptcy petition;
(iv)    the Manager is convicted (including a plea of nolo contendere) of a felony that has a material adverse effect on the business of the Company or the ability of the Manager to perform its duties under the terms of this Agreement; or
(v)    there is a dissolution of the Manager.
(b)    The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall breach this Agreement in any material respect or otherwise be unable to perform its obligations hereunder and such breach shall continue for a period of thirty (30) days after written notice thereof from the Manager to the Company specifying such breach and requesting that the same be remedied in such thirty (30)-day period. The Company shall be required to pay the Termination Fee to the Manager if this Agreement is terminated pursuant to this Section 15(b).
(c)    The Manager may terminate this Agreement in the event the Company becomes regulated or required to register as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event. If the Manager terminates this Agreement pursuant to this Section 15(c), the Company shall not be required to pay the Termination Fee.
Section 16.    Survival; Action Upon Termination. From and after the effective date of termination or non-renewal of this Agreement, pursuant to Sections 14, 15 or 17 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated or not renewed pursuant to Section 14(a) or 15(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:
(i)    after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;
(ii)    deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary;
(iii)    deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager; provided that the Manager shall be permitted to retain copies of such documents for its records, and if so retained, the Manager shall continue to be bound by the confidentiality obligations and other obligations set forth in Section 6 of this Agreement with respect to the retained documents; and
(iv)    Sections 3(i), 6, 11, 12, 13, 14, 15, 16 and 25 shall survive the termination or non-renewal of this Agreement.
Section 17.    Assignment.
(a)    This Agreement shall terminate automatically, without payment of the Termination Fee, in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company after the approval of a majority of the Independent Directors; provided, however, that the Manager may, at any time, (i) assign this Agreement without the consent of the Company or the approval of the Independent Directors to any Majority-Owned Affiliate of Constellation and/or (ii) delegate to one or more if its Affiliates, including sub-advisors where applicable, the performance of any of its responsibilities hereunder without the consent of the Company or the approval of the Independent Directors, so long as the Manager remains liable for any such Affiliate’s performance, in each case so long as such assignment or delegation does not require the Company’s consent under the Investment Advisers Act of 1940, as amended (but if any such consent is required, the Company shall not unreasonably withhold, condition or delay its consent). Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager.
(b)    This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization that is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.
Section 18.    Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than thirty (30) days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Board of Directors, or the Company’s or a Subsidiary’s stockholders, members or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 18. The Company shall indemnify the Manager and its officers, directors, personnel, managers, employees, stockholders, partners and agents from and against any and all Losses that arise out of or in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 18. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 13 of this Agreement.
Section 19.    Representations and Warranties.
(a)    The Company and Operating Company hereby make the following representations and warranties to the Manager, all of which shall survive the execution and delivery of this Agreement:
(i)    Each of the Company and Operating Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland or the State of Delaware, as applicable, and each is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Maryland or Delaware, as applicable. Each of the Company and Operating Company has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.
(ii)    The execution, delivery and performance of this Agreement by each of the Company and Operating Company has been duly authorized by all necessary action on the part of the Company and Operating Company, respectively.
(iii)    This Agreement constitutes a legal, valid, and binding agreement of each of the Company and Operating Company, enforceable against each of the Company and Operating Company in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including those relating to the availability of specific performance.
(b)    The Manager hereby makes the following representations and warranties to the Company, all of which shall survive the execution and delivery of this Agreement:
(i)    The Manager is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Delaware. The Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any of the assets or properties of the Company and the Subsidiaries (which it shall do promptly after being required to do so).
(ii)    The execution, delivery and performance of this Agreement by the Manager has been duly authorized by all necessary action on the part of the Manager.
(iii)    This Agreement constitutes a legal, valid, and binding agreement of the Manager, enforceable against the Manager in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including those relating to the availability of specific performance.
Section 20.    Notice. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given if personally delivered, electronic transmission or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by like notice (provided that notices of a change of address will be effective only upon receipt thereof).

The Company or Operating Company:	Colony Credit Real Estate, Inc.
515 South Flower Street
44th Floor
Los Angeles, CA 90071
Attention: Director, Legal Department

Email: clny-legal@clny.com

The Manager:	CLNC Manager, LLC
515 South Flower Street
44th Floor
Los Angeles, CA 90071
Attention: Director, Legal Department

Email: clny-legal@clny.com

Notices will be deemed to have been received (a) on the date of receipt if (i) personally delivered or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by electronic submission (to such email address specified above or another email address as such person may subsequently designate by notice given hereunder) only if followed by overnight or hand delivery or (b) on the date that is five (5) business days after dispatch by registered or certified mail.

Section 21.    Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. Except for Section 3 and Section 13, none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.
Section 22.    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.
Section 23.    Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all parties hereto.
Section 24.    No Implied Waivers; Remedies. No failure or delay on the part of any party in exercising any right, privilege, power or remedy under this Agreement, and no course of dealing, shall operate as a waiver of any such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of any such right, privilege, power or remedy or the exercise of any other right, privilege, power or remedy. No waiver shall be asserted against any party unless signed in writing by such party. The rights, privileges, powers and remedies available to the parties are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. Except as provided in this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.
Section 25.    Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.
Section 26.    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR

INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 27.    Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.
Section 28.    Severability. If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.
Section 29.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

Colony Credit Real Estate, Inc.

By:	/s/ David A. Palamé
Name: David A. Palamé
Title: General Counsel

Credit RE Operating Company, LLC

By:	/s/ David A. Palamé
Name: David A. Palamé
Title: Vice President

CLNC Manager, LLC

By:	/s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Vice President

[Signature Page to Amended and Restated Management Agreement]

Exhibit A
The Board of Directors has adopted the following investment guidelines:

a.	No investment shall be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes;

b.	No investment shall be made that would cause the Company or any Subsidiary to be required to be registered as an investment company under the Investment Company Act;

c.
Until appropriate investments can be identified, the Manager may invest the proceeds of the Company’s Initial Public Offering, if any, and any future offerings in interest-bearing, short-term investments, including money market accounts and/or U.S. treasury securities, that are consistent with the Company’s intention to qualify as a REIT and maintain its exemption from registration under the Investment Company Act;

d.
No investment shall require prior approval of the Board of Directors or a majority of the Independent Directors solely because such investment constitutes (1) a co-investment made by and between the Company or any Subsidiary, on the one hand, and one or more investment vehicles formed, sponsored and managed by Constellation or any of its subsidiaries, on the other hand, regardless of when such co-investment is made, or (2) a transaction related to any such co-investment;

e.
Any investment with a total net commitment by Operating Company of greater than 5% of Operating Company’s net equity (computed using the most recently available publicly filed balance sheet) shall require the approval of the Board of Directors or a duly constituted committee of the Board of Directors (with total net commitment by Operating Company being the aggregate amount of funds directly or indirectly committed by Operating Company to such investment net of any upfront fees received by the Company or any Subsidiary in connection with such investment); and

f.
Any investment with a total net commitment by Operating Company of between 3% and 5% of Operating Company’s net equity (computed using the most recently available publicly filed balance sheet) shall require the approval of the Board of Directors or a duly constituted committee of the Board of Directors (with total net commitment by Operating Company being the aggregate amount of funds directly or indirectly committed by Operating Company to such investment net of any upfront fees received by the Company or any Subsidiary in connection with such investment), unless the investment falls within specific parameters approved by the Board of Directors and in effect at the time such commitment is made.

These Investment Guidelines may be amended, restated, modified, supplemented or waived pursuant to the approval of the Board (which must include a majority of the Independent Directors) and the Manager from time to time, but without the approval of the Company’s stockholders.

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